Exhibit 99.1

Press Release

January 22, 2015

HARMAN TO ACQUIRE SOFTWARE SERVICES COMPANY SYMPHONY TELECA

•	Expands Cloud, Mobile, Analytics Capabilities and Scale in Software Services

•	Accelerates Connected Car, Home, Enterprise and Mobile

STAMFORD, CT – HARMAN International Industries, Incorporated (NYSE:HAR), the premier audio, visual, infotainment and enterprise automation group, today announced it has signed an agreement with Symphony Technology Group to acquire Symphony Teleca, a privately-held global software services company. Based in Mountain View, CA, Symphony Teleca provides software engineering and integration services that help businesses rapidly design and develop products and technologies at the convergence of device, sensors, cloud and data. With the acquisition of Symphony Teleca, HARMAN will add a fourth division to its three primary businesses: Infotainment, Lifestyle and Professional. The transaction is subject to customary closing conditions and regulatory approvals and is expected to be completed by the end of HARMAN’s 2015 fiscal year.

Under the agreement, HARMAN will purchase Symphony Teleca for a base purchase price of $780 million. In addition, the selling stockholders are eligible for a cash earn-out based on a calendar 2015 revenue target. Approximately $548 million will be paid at close - $382 million in cash and $166 million in HARMAN stock. The number of HARMAN shares issued will be based on the volume weighted average trading price 60 days prior to January 21. The remainder of the base purchase price as well as any additional earn-outs will be paid in cash in the first quarter of calendar 2016. The cash and stock transaction is expected to be accretive to HARMAN’s adjusted earnings in fiscal year 2016, excluding purchase accounting charges, transaction costs, integration costs and other special items. The transaction is subject to customary closing adjustments.

“The Internet of Things (IoT) is ushering in a rapid convergence of experiences, content and commerce and advancing technology from digital to connected to intelligent systems. Software is driving this evolution and as a result, software solutions and services will be key to HARMAN’s continued success,” said Dinesh C. Paliwal, HARMAN Chairman, President and Chief Executive Officer. “The acquisition of Symphony Teleca is a transformative step for HARMAN that gives us immediate scale in software services. With the addition of cloud, mobility and analytics competencies, we will accelerate solutions for the connected car and for a broader set of industries and markets. We look forward to welcoming the Symphony Teleca team to HARMAN and working closely with them to fulfill our customers’ desires for building a seamless, safe and secure connected lifestyle.”

Press Release

Symphony Teleca has more than 8,000 employees, predominantly software engineers and designers, and the company generated revenues of approximately $370 million in calendar year 2014. The company serves more than 300 active customers, including Google, Microsoft, Intel, Adobe, Jaguar Land Rover, Verizon, Comcast, Sirius XM and Tesco, and spans numerous verticals, such as telecom, automotive, healthcare, consumer electronics, retail and media. Symphony Teleca works closely with its customers and partners to design and develop innovations in applications, products and platform. In telecommunications, Symphony Teleca has delivered more than 800 commercial Android products, from mobile phones and tablets to televisions and wearables, further underscoring its expertise in fast growing technology categories. Symphony Teleca is a leading alliance member of Microsoft and Intel IoT platforms, and is the only services company that is a member of the Google Open Automotive Alliance, of which HARMAN is also a member.

Symphony Teleca CEO Sanjay Dhawan, who will join HARMAN upon closing and lead the new business division, said, “We share HARMAN’s passion for creating the most immersive connected experience by designing powerful, intelligent software solutions for our customers. As part of HARMAN, we will have greater access to resources to more rapidly capitalize on the growing demand for innovations at the convergence of software, data and devices. By leveraging our combined global customer base, we will be able to expand our solutions for all markets.”

Transaction Positions HARMAN for Continued Value Creation:

•	Accelerates Innovations for Expanded Industries and Markets: Through greater global engineering scale and complimentary customer base, the acquisition will enable HARMAN to rapidly develop and commercialize more innovative solutions and systems for a broader set of industries.

•	Establishes HARMAN as Unique Provider of Application Engineering Services for Connected Experiences: With the competitive advantage of established systems solutions, and global expertise across analytics, mobile development and cloud, HARMAN will be able to provide a comprehensive application services offering across the automotive, enterprise and consumer markets.

•	Expands Platform for Integrated Solutions that Reflect Convergence of Telecommunications, Mobile Devices, and Automotive: This acquisition will provide HARMAN with the opportunity to meet the growing demand for integrated technologies across these fast growing and converging segments. Customers of both companies will be able to leverage a complete set of software defined services, particularly around IoT gateway, predictive analytics, cloud enablement, and turnkey mobile development and commercialization that enable everything from autonomous driving to intelligent cities.

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Deepens Technology Partnerships through Long Standing Industry Ecosystem Alliances: Symphony Teleca will bring deep expertise and scale from a number of long established ecosystem and partnerships covering Google Android, Microsoft, Adobe, Intel

Press Release

and other technologies. As one of the first Open Handset Alliance members and contributor to the core Google Android platform, Symphony Teleca has grown to the largest Android ecosystem scaling partner worldwide having delivered more than 800 commercial projects across different industries and device types. The Company is also a strategic cloud partner of Microsoft and has helped more than 100 customers move, scale and manage cloud platforms and infrastructure.

•	Strengthens Financial Profile with More Diversified Revenue Mix: With calendar year 2014 revenues of approximately $370 million and adjusted EBITDA of approximately $60 million, the Symphony Teleca business will further enhance the Company’s growth profile.

Conference Call

The Company will host a conference call with the investment community Thursday, January 22, 2015 at 10:00 AM EST. To participate call 1-800-763-6564 (North America) or 1-212-231-2924 (International), Access Code 21760117. A replay of the call will also be available following its completion at approximately 1:00 p.m. EST. To listen to the replay, dial 1-800-633-8284 (U.S.) or 1-402-977-9140 (International), Access Code 21760117.

About HARMAN

HARMAN (www.harman.com) designs, manufactures and markets premier audio, visual, infotainment and enterprise automation solutions for the automotive, consumer and professional markets. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson ® and Revel®, the Company is admired by audiophiles, musicians and the entertainment venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of approximately 16,600 people across the Americas, Europe, and Asia and reported sales of $5.6 billion for the twelve months ended September 30, 2014.

About Symphony Teleca

Symphony Teleca (www.SymphonyTeleca.com) is a new age technology services company, helping customers innovate at the convergence of smart devices, software, cloud and data. Symphony Teleca’s engineering competencies – UX Design, Analytics and Agile Engineering, and service offerings across ideation, development and integration, help customers accelerate time to market. Symphony Teleca is a fast-growing global company with over 8,000 employees in over 40 offices worldwide, including the Americas (USA, Argentina), Europe (UK, Germany, Sweden, Russia, Poland) and Asia (India, China, Korea, Japan) and is headquartered in Mountain View, California.

© 2015 HARMAN International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of HARMAN International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries.

Press Release

For further information please contact:

Darrin Shewchuk, +1 203 328 3834

Director, Corporate Communications

darrin.shewchuk@harman.com

Sunny Neogi, +1 425-443-5246

Head, Marketing, Symphony Teleca

Sunny.Neogi@SymphonyTeleca.com